EXHIBIT 99.(a)

INVESTOR NEWS
FLORIDA PROGRESS CORPORATION

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442

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           Florida Progress Corporation Increases Annual Dividend Rate

   ST. PETERSBURG, Florida, February 20, 1997 -- Florida Progress Corporation's (NYSE:FPC) board of directors today declared a quarterly cash dividend of 52 1/2 cents per share on the company's outstanding common stock.

   The board's action increases the annual dividend rate by 4 cents per share, thus raising the annual dividend to $2.10 per share. This represents an annual dividend growth rate of about 2 percent.

   Several years ago, Florida Progress recognized that its dividend payout ratio was too high. In 1992, the ratio was 93 percent. Since then, the company has followed a strategy of lowering the payout while working to increase earnings. This strategy has been successful. In 1996, the ratio as a percentage of ongoing operations was 79 percent.

   "We are proud of our unbroken record of increasing the dividends paid per share for 44 consecutive years, but we approach our dividend policy by re-examining our payout ratio and rate each year to determine if they are appropriate in view of the company's business plan, projected earnings growth, and competitive environment we face as an electric utility," said Jeffrey R. Heinicka, senior vice president and chief financial officer.

   "We see sustained earnings per share growth of 4 to 5 percent in our five-year business plan. Our confidence in earnings growth will continue to be one of several key considerations in determining our dividend policy," he added.

   The new quarterly dividend of 52 1/2 cents per share is payable on March 20, 1997 to shareholders of record at the close of business on March 5, 1997.

   "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this news release contains certain forward looking statements, including Florida Progress' earnings per share growth rate. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that have a direct bearing include annual growth in utility customers, successful cost containment, efficient operation of generating units, successful execution of growth strategies and other factors described in the company's Securities and Exchange Commission filings.

   Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


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